Exhibit 10.1

Execution Copy

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made by and between David Rawlinson (the “Executive”), Nielsen Holdings plc, a company incorporated under the laws of England and Wales, having its registered office in the United Kingdom ( “Nielsen Media” and together with its subsidiaries and affiliates, the “Nielsen Media Group”), AIPAVE & Cy SCSp, a Luxembourg special limited partnership (“Nielsen IQ,” together with its subsidiaries and affiliates, the “Nielsen IQ Group,” and each of the Nielsen Media Group and the Nielsen IQ Group, a “Group”).

WITNESSETH:

WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain separation benefits to the Executive as described in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1.        The Executive’s employment with the Nielsen Media Group and the Nielsen IQ Group, and the Executive’s membership on the Board of Directors of Nielsen Media and any committees thereof, is terminated as of the “Date of Termination” specified in Appendix A. The Executive hereby resigns from the Nielsen Media Board of Directors and any committees thereof effective on the Date of Termination and agrees to execute any additional documents reasonably requested to effectuate the foregoing.

2.        The Executive acknowledges that he has received pay for all work he performed for the Groups through the Date of Termination, to the extent not previously paid, as well as pay, at his final base rate of pay, for any vacation days he had earned but not used as of the Date of Termination, determined in accordance with Group policy and as reflected on the books of the Nielsen Media Group and the Nielsen IQ Group. The Executive will be entitled to the benefits set forth in Appendix A, subject to the terms and conditions of this Agreement, including without limitation Executive’s non-revocation of the release of claims included in Sections 12 through 17 of this Agreement (the “Release Conditions”). The Executive acknowledges and agrees that the payments described in this Section 2 are in complete satisfaction of any and all compensation or benefits due to the Executive from the Nielsen Media Group or the Nielsen IQ Group, whether for services provided or otherwise, and that no further compensation or benefits are owed or will be paid to the Executive (other than, in each case, for Executive’s service as a director of Nielsen IQ Group).

3.        Through the “Severance Period” specified in Appendix A, the Executive will be reasonably available to consult on matters as requested by Nielsen Media or Nielsen IQ and will cooperate to a reasonable extent with respect to any claims, litigations or investigations, relating to the Nielsen Media Group or the Nielsen IQ Group. No reimbursement for expenses incurred after the Date of Termination shall be made to the Executive unless authorized in advance by Nielsen Media or Nielsen IQ, as applicable.

4.        All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Nielsen Media Group and the Nielsen IQ Group shall remain the sole property of such Group and shall not be removed from the premises of such Group. The Executive further agrees to return to the Nielsen Media Group or the Nielsen IQ Group, as applicable, no later than the Date of Termination, any property of such Group that the Executive may have, no matter where located, and not to keep any copies or portions thereof following the Date of Termination.

5.        The Executive shall not make any derogatory statements about the Nielsen Media Group or the Nielsen IQ Group and shall not make any written or oral statement, news release or other announcement relating to the Executive’s employment by the Nielsen Media Group or the Nielsen IQ Group or the termination thereof or relating to the Nielsen Media Group or the Nielsen IQ Group, or either Group’s respective customers or personnel, which is designed to embarrass or criticize any of the foregoing. Each of Nielsen Media and Nielsen IQ will instruct the members of its Board of Directors and the members of its Executive Committee (each as comprised as of the date of this Agreement) not to make any derogatory statements about Executive and not to make any written or oral statement, news release or other announcement relating to the Executive’s employment with Nielsen Media or Nielsen IQ, which is designed to embarrass or criticize the Executive; provided, that the foregoing shall not, and shall not be construed or interpreted to, prohibit the members of the Board of Directors or the members of the Executive Committee of Nielsen Media or Nielsen IQ from making public comments, such as in media interviews, which include good faith, candid discussions or acknowledgements regarding the performance or business of the Nielsen Media Group or the Nielsen IQ Group. Nothing in this Agreement shall be construed to limit, impede or impair the right of the Executive to engage in Protected Activity (under Section 11 below) or to impede or impair the rights of the members of the Board of Directors or the members of the Executive Committee of Nielsen Media or Nielsen IQ from making truthful statements or complying with applicable law.

6.        i        In consideration of Nielsen Media and Nielsen IQ entering into this Agreement with the Executive and subject to the consequences set forth in Section 9 below, the Executive shall not, directly or indirectly, (A) at any time during or after the Executive’s employment with the Nielsen Media Group or Nielsen IQ Group, disclose any Confidential Information (as defined below) except (I) as required to perform his duties to such Group, (II) as required by law or judicial process, or (III) as constitutes Protected Activity by the Executive under Section 11 below; or (B) for the duration of the Severance Period (I) associate with (whether as a proprietor, investor, director, officer, employee, independent contractor, consultant, partner or otherwise) or render services to any Competing Business (as defined below) (excluding service as director on the Nielsen IQ Board of Directors) in any geographic or market area where the Nielsen Media Group or Nielsen IQ Group conducts business or provides products or services as of the Date of Termination (or in which the Executive has knowledge that such Group plans to commence conducting business or providing products or services in within twelve (12) months following the Date of Termination); provided, however, that nothing herein shall be deemed to prohibit the Executive’s ownership of not more than 2% of the publicly-traded securities of any Competing Business, (II) induce, influence, encourage or solicit in any manner any client, any prospective client with which the Executive had interactions in connection with his employment in the eighteen (18) months immediately preceding the Date of Termination, or any vendor or supplier of a Group to cease or reduce doing business with such Group or to do business with any business in competition with the business of such Group, (III) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by a Group at any time during the six (6) months immediately preceding the Date of Termination, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with such Group, or (IV) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by such Group at any time during the six (6) months immediately preceding the Date of Termination. The provisions of this Section 6 shall be in addition to and not in derogation of any other agreement covering similar matters to which the Executive and such Group are parties.

ii.        For purposes of this Agreement, “Competing Business” means any person, principal, partnership, firm, corporation or other entity engaging in the business of:

(A) retail measurement products and/or services that leverage retail sales data about the sale and/or marketing of goods or services;

(B) consumer purchasing measurement products and/or services that leverage consumer-specific purchase and consumption data;

(C) collection, creation, aggregation, licensing, and/or distribution of reference data relating to good or services;

(D) measurement and/or analytics in connection with categories of store products derived therefrom;

(E) audience measurement products and/or services, including products and/or services that provide clients with information regarding actual or potential audience composition in connection with engagement with or exposure to media (e.g., advertising and content);

(F) media planning products and/or services, including products and/or services that provide clients with information regarding the composition of a market or audience;

(G) metadata products and/or services, including (I) the collection, creation, aggregation, licensing, and/or distribution of metadata relating to television, movies, short-form video content, music, sports, or e-sports (e.g., video games) and related content recognition technologies, and (II) providing data, analytics, advisory services or related insights regarding sports or e-sports marketing, sponsorship, media rights, media targeting, or fans or influencers, including valuation of brand placements in sporting or e-sports stadia and/or events across any methods of consumption (e.g., broadcast, streaming, online, social, print or in person); and/or

(H) customized survey-based research products and/or services related to any of the foregoing products and/or services,

other than such activities (aggregating all such activities) that meet all of the following requirements: (x) such activities are not the primary business activities of such person, principal, partnership, firm, corporation or other entity, (y) such activities are ancillary to the primary business activities of such person, principal, partnership, firm, corporation or other entity and (z) such activities generate not more than 7.5% of the annual revenue of such person, principal, partnership, firm, corporation or other entity. In addition, and without limiting items (A) through (H) of the definition of “Competing Business,” each of the following companies and its subsidiaries shall be a “Competing Business,” whether or not such Company and/or its subsidiaries is covered by any of items (A) through (H) of the definition of “Competing Business”: Alphabet, Inc., SoftBank Group Corp., Oracle Corporation, Liveramp Holdings, Inc., Roku,Inc., Samsung Electronics Co., Ltd., Amazon.com, Inc., Rakuten, Inc., Shopify Inc., Alibaba Group Holding Limited, and JD.com, Inc.

7.        If the Executive performs services for an entity other than the Nielsen Media Group or Nielsen IQ Group at any time prior to the end of the Severance Period (whether or not such entity is in competition with the Nielsen Media Group) (excluding service as director on the Nielsen IQ Board of Directors), the Executive shall notify each of Nielsen Media and Nielsen IQ on or prior to the commencement thereof. To “perform services” shall mean employment or services as an employee, independent contractor, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

8.        “Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by Nielsen Media or Nielsen IQ in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development. Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by the Executive, employees or third parties.

9.        If at any time a court holds that the restrictions stated in Section 6 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Section 6 shall be given full effect without regard to the invalid portion. So that Nielsen Media and Nielsen IQ may enjoy the full benefit of the covenants contained in Section 6 above, the Executive further agrees that the restricted period therein shall be tolled, and shall not run, during the period of any breach by the Executive of such covenants. Because the Executive’s services are unique and because the Executive has had and will continue to have access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of Section 3, 5, 6, 7, 12 or 13 of this Agreement, Nielsen Media or its successors or assigns, and/or Nielsen IQ or its successors or assigns, as applicable will, in addition to other rights and remedies existing in their favor, (i) be entitled to specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security) and (ii) solely in the event of an actual breach, be entitled (A) to cease all payments or other benefits required to be made to the Executive under this Agreement, and (B) require the Executive (I) to return to Nielsen Media all Nielsen ordinary shares previously issued to the Executive in settlement of any vested restricted stock units; and (II) to pay to Nielsen Media the full value of any consideration received for any Nielsen ordinary shares issued in settlement of Nielsen Media equity that were previously sold by the Executive or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of such Nielsen ordinary shares); provided, however, that prior to ceasing payments or other benefits or recouping cash or shares in respect of vested Nielsen Media equity awards, Nielsen Media or Nielsen IQ, as applicable, shall provide Executive with written notice of such breach and, to the extent curable, an opportunity of five business days to cure such breach. Notwithstanding any remedy sought by the Nielsen Media or Nielsen IQ, as applicable, under this Section, the release provisions of Sections 12, 13 and 14 shall remain in full force and effect.

10.        The Executive acknowledges that the restrictions in Section 6 above are not greater than required to protect the legitimate business interests of the Nielsen Media Group and the Nielsen IQ Group, including, without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity. The Executive further acknowledges that, viewed separately or together, the restrictions in Section 6 above do not unfairly or unreasonably restrict the Executive’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Executive.

11.        Protected Activity. Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this Section or under applicable law, under no circumstance is the Executive authorized to disclose any information covered by the Nielsen Media Group’s or the Nielsen IQ Group’s attorney-client privilege or attorney work product, or the Nielsen Media Group’s or Nielsen IQ Group’s trade secrets, without such Group’s prior written consent. The Executive does not need the prior authorization of (or to give notice to) Nielsen Media or Nielsen IQ, as applicable, regarding any communication, disclosure, or activity described in this Section.

12.        In exchange for the benefits set forth in Appendix A, to which the Executive would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, to the fullest extent permitted by law, the Executive, for the Executive, the Executive’s family, heirs, beneficiaries, executors, representatives, successors and assigns, releases and forever discharges the Nielsen Media Group and the Nielsen IQ Group and their respective past, present, and future shareholders, members, general and limited partners, predecessors, successors, assigns, subsidiaries, affiliates, directors, officers, managers, employees, attorneys, agents and trustees or administrators of any Nielsen Media Group or Nielsen IQ Group plan (together, the “Released Parties”) from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, whether brought by or on behalf of the Executive, which the Executive had, now has or may have against the Released Parties from the beginning of the Executive’s employment to and including the date of this Agreement relating to or arising out of the Executive’s employment with the Nielsen Media Group and the Nielsen IQ Group or the termination of such employment other than (i) a claim with respect to a vested right the Executive may have to receive benefits under any plan maintained by the Nielsen Media Group or the Nielsen IQ Group, as applicable, (ii) any claim that cannot be waived as a matter of law or public policy of the state whose law governs the claim, (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under any agreement between the Executive and any member of the Nielsen Media Group or the Nielsen IQ Group, as applicable, or any organizational document of any member of the Nielsen Media Group or Nielsen IQ Group, as applicable, or pursuant to any director’s and officer’s liability insurance policy, or (iv) any right of the Executive in his capacity as a Nielsen Media stockholder.

13.        Nothing contained in this Agreement shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that the Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Executive or by anyone else on his behalf.

14.        The Executive acknowledges that:

i.        This Agreement creates legally binding obligations and the Executive is hereby advised to consult with an attorney at the Executive’s own expense before executing this Agreement and that the Executive has been advised by an attorney or has knowingly waived the Executive’s right to do so,

ii.        The Executive has had a period of at least twenty-one (21) days within which to consider this Agreement,

iii.        The Executive has a period of seven (7) days from the date that the Executive signs this Agreement within which to revoke it by written notice to the Company’s Human Resources Department, and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period,

iv.        The Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement,

v.        The Executive is receiving greater consideration hereunder than the Executive would receive had the Executive not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof, and

vi.        This Agreement includes, without limitation, the waiver or release by the Executive of rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act (all as amended) and/or any other local, state or federal law, order or regulation dealing with employment or the termination thereof, and such waiver or release is knowing and voluntary. The Executive understands and agrees that the Company’s payment or offer of money and other benefits to the Executive and the Executive’s signing of this Agreement does not in any way indicate that the Executive has any viable claims against the Nielsen Media Group or the Nielsen IQ Group, as applicable or that the Nielsen Media Group or the Nielsen IQ Group admits any liability whatsoever.

15.        On the Termination Date, Nielsen Media shall pay to Nielsen IQ $2,000,000, representing Nielsen Media’s contribution to the severance payments provided for on Appendix A. Nielsen IQ agrees that none of the payments set forth on Appendix A constitute “Employee Change of Control Payments” or “Indebtedness,” would be included in “Adjusted Current Liabilities” or would otherwise result in an adjustment to or reduction of the “Purchase Price,” each as defined in the Stock Purchase Agreement, dated as of October 31, 2020, by and between Nielsen Media, Indy US Bidco, LLC, and Indy Dutch Bidco B.V.

16.        This Agreement constitutes the entire agreement of the parties as to the Executive’s termination and severance benefits, and all prior negotiations or representations are merged herein and the payments and benefits provided for hereunder are in full satisfaction of any and all obligations under the Nielsen Holdings plc Severance Policy for Section 16 Officers and United States-Based Senior Executives or any other severance policy, program or agreement of Nielsen Media or Nielsen IQ. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by the Executive without the written consent of both Nielsen Media and Nielsen IQ. In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied in fact between the Executive and Nielsen Media and/or Nielsen IQ, which prior agreements are hereby terminated other than any restrictive covenant agreements or other agreements by which the Executive has agreed to comply with any restrictive covenants.

17.        If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid, except as otherwise required to carry out the intent of the parties hereunder, and only as required to bring this Agreement into compliance with the law.

18.        This Agreement shall be construed in accordance with the laws of the State of New York except to the extent superseded by applicable federal law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each the Executive, Nielsen Media and Nielsen IQ, by its duly authorized agent, has hereunder executed this Agreement.

Dated: 3/5/2021

/s/ David Rawlinson
David Rawlinson

NIELSEN HOLDINGS PLC

/s/ George Callard
By:	George Callard
Title: Chief Legal Officer

AIPAVE & Cy SCSp

/s/ Michael J. Ristaino
By:	Michael J. Ristaino
Title: Director

[Signature Page to David Rawlinson Separation Agreement and Release]

Appendix A

Severance Benefits

1.	Termination Date:	March 5, 2021

2.	Severance Period:	104 weeks

3.	Severance Payment:	Subject to satisfaction of the Release Conditions, Nielsen IQ shall pay to Executive an amount equal to $38,461.54 per week, less applicable withholdings for 104 weeks in accordance with Nielsen IQ’s usual payroll practices. Such payments shall begin on the next regular Nielsen IQ payday which is at least five (5) business days following the later of the effective date of the Agreement to which this Appendix A is attached or the date it is received by Nielsen IQ (the “Initial Payment Date”).

4.	Group Health Benefit Continuation through the Severance Period:

Subject to satisfaction of the Release Conditions, Executive will be able to continue participation for Executive and Executive’s eligible family in the benefit plans outlined below at the same rate that similarly situated active employees contribute to the plan. These contributions will be withheld from Executive’s severance payments in accordance with the Nielsen IQ’s usual payroll practices.

1. Nielsen IQ Health Savings Plan

2. CIGNA Dental PPO

All family members may stay enrolled throughout the severance period, which runs concurrently with COBRA, subject to overall eligibility under the plan. If a dependent becomes ineligible during the severance period, the dependent will be eligible to enroll in COBRA for the duration of the dependent’s COBRA eligibility.

5.	2021 Annual Bonus:	Subject to satisfaction of the Release Conditions, Nielsen IQ shall pay to Executive an amount equal to $263,014, less applicable withholdings, on the Initial Payment Date.

6.	Outplacement or Executive Coaching:	Subject to satisfaction of the Release Conditions, for 1 year, Nielsen IQ shall provide the Executive with outplacement or executive coaching services, at the executive level ($100,000 maximum), as delivered by Nielsen IQ’s designated provider.

7.	Restricted Stock Units:

Subject to satisfaction of the Release Conditions:

•  21,928 performance-based RSUs immediately shall vest as of the Termination Date.

•  36,463 restricted stock units granted on February 3, 2020 (Replacement RSUs) immediately shall vest as of the Termination Date.

•  35,985 restricted stock units granted on March 18, 2020 immediately shall vest as of the Termination Date.

•  Effective as of the Termination Date, Executive shall forfeit all other Nielsen Media equity awards that are unvested as of the Termination Date.

8.	Allocation of Responsibility:	For the avoidance of doubt, solely as between Nielsen IQ and Nielsen Media, Nielsen IQ shall be responsible for items 3-6 of this Appendix A and Nielsen Media shall be responsible for item 7 of this Appendix A.

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